Exhibit 99.1

Release:	4:05 P.M. April 21, 2025

212-365-6721

IR@MCBankNY.com

Metropolitan Bank Holding Corp. Reports First Quarter 2025 Results

Strong Financial Results and Robust Capital Position

Financial Highlights

●Total loans at March 31, 2025 were $6.3 billion, an increase of $308.0 million, or 5.1%, from December 31, 2024 and $622.9 million, or 10.9%, from March 31, 2024.
●Total deposits at March 31, 2025 were $6.4 billion, an increase of $466.3 million, or 7.8%, from December 31, 2024 and $211.8 million, or 3.4%, from March 31, 2024.
●The net interest margin for the first quarter of 2025 was 3.68%, an increase of 2 basis points compared to 3.66% for the prior linked quarter and an increase of 28 basis points compared to 3.40% for the prior year period.
●Asset quality continues to be stable. The ratio of non-performing loans to total loans was 0.54% at March 31, 2025, compared to 0.54% for the prior linked quarter and 0.91% for the prior year period.
●Repurchased $12.9 million of common stock (228,926 shares), approximately 2% of shares outstanding at December 31, 2024, and approximately 26.0% of the $50.0 million authorized.
●Liquidity remains strong. At March 31, 2025, cash on deposit with the Federal Reserve Bank of New York and available secured funding capacity totaled $2.9 billion, which represented 179% of our estimated uninsured deposits.
●The Company and Bank are “well capitalized” under applicable regulatory guidelines, with total risk-based capital ratios of 12.8% and 12.1%, respectively, at March 31, 2025, well above regulatory minimums.

NEW YORK, April 21, 2025 ‒ Metropolitan Bank Holding Corp. (the “Company”) (NYSE: MCB), the holding company for Metropolitan Commercial Bank (the “Bank”), reported net income of $16.4 million, or $1.45 per diluted common share, for the first quarter of 2025 compared to $21.4 million, or $1.88 per diluted common share, for the fourth quarter of 2024, and $16.2 million, or $1.46 per diluted common share, for the first quarter of 2024.

Mark DeFazio, President and Chief Executive Officer, commented,

“MCB continues to deliver strong financial results while maintaining our focus on risk management. The Bank produced exceptional loan and deposit growth in the first quarter and we continued to benefit from NIM improvement for the sixth consecutive quarter. Our business development pipelines are strong, which underpins our outlook for continued growth. The strength of our balance sheet and earnings positions us well to achieve continued strategic growth while advancing our initial share repurchase program that we announced in March.

Mark DeFazio added, “We are steadfast in our commitment to support our clients and communities, especially during volatile or challenging times.”

Balance Sheet

Total cash and cash equivalents were $196.5 million at March 31, 2025, a decrease of $3.8 million, or 1.9%, from December 31, 2024, and a decrease of $337.9 million, or 63.2%, from March 31, 2024. The decrease from December 31, 2024 primarily reflects an increase in the loan book of $308.0 million and $165.0 million decrease in wholesale funding, partially offset by an increase of $466.3 million in deposits. The decrease from March 31, 2024 primarily reflects an increase in the loan book of  $622.9 million, partially offset by an increase of $211.8 million in deposits.

Total loans, net of deferred fees and unamortized costs, were $6.3 billion at March 31, 2025, an increase of $308.0 million, or 5.1%, from December 31, 2024, and an increase of $622.9 million, or 10.9%, from March 31, 2024. Loan production was $409.8 million for the first quarter of 2025 compared to $309.0 million for the prior linked quarter and $269.6 million for the prior year period. The increase in total loans from December 31, 2024, was due primarily to an increase of $277.0 million in commercial real estate (“CRE”) loans (including owner-occupied). The increase in total loans from March 31, 2024 was due primarily to an increase of $643.3 million in CRE loans (including owner-occupied).

Total deposits were $6.4 billion at March 31, 2025, an increase of $466.3 million, or 7.8%, from December 31, 2024, and an increase of $211.8 million, or 3.4%, from March 31, 2024. Most of the Bank’s various deposit verticals contributed to the prior period increases.

At March 31, 2025, cash on deposit with the Federal Reserve Bank of New York and available secured funding capacity totaled $2.9 billion. The Company and the Bank each met all the requirements to be considered “well capitalized” under applicable regulatory guidelines. Total non-owner-occupied commercial real estate loans were 367.0% of total risk-based capital at March 31, 2025, compared to 346.1% and 363.3% at December 31, 2024 and March 31, 2024, respectively. The increased CRE concentration ratio is primarily the result of the Bank funding the share repurchase program at the holding company.

Income Statement

Financial Highlights

	Three months ended
	Mar. 31,	Dec. 31,	Mar. 31,
(dollars in thousands, except per share data)	2025	2024	2024
Total revenues(1)	$70,590	$71,004	$66,713
Net income (loss)	$16,354	$21,418	$16,203
Diluted earnings (loss) per common share	$1.45	$1.88	$1.46
Return on average assets(2)	0.89%	1.16%	0.91%
Return on average equity(2)	9.0%	11.8%	9.8%
Return on average tangible common equity(2), (3), (4)	9.1%	12.0%	9.9%

(1)	Total revenues equal net interest income plus non-interest income.
(2)	Ratios are annualized.
(3)	Non-GAAP financial measure. See Reconciliation of Non-GAAP Measures on page 12.
(4)	Net income divided by average tangible common equity.

Net Interest Income

Net interest income for the first quarter of 2025 was $67.0 million compared to $66.6 million for the prior linked quarter and $59.7 million for the prior year period. The $349,000 increase from the prior linked quarter was due primarily to an increase in the average balance of loans and a decrease in the cost of funds, partially offset by a decrease in loan yields primarily related to reductions in short-term interest rates. The $7.2 million increase from the prior year period was due primarily to an increase in the average balance of loans and a decrease in the cost of funds, partially offset by an increase in the average balance of deposits.

Net Interest Margin

Net interest margin for the first quarter of 2025 was 3.68% compared to 3.66% and 3.40% for the prior linked quarter and prior year period, respectively. The Bank’s ability to expand its net interest margin is supported by rigorous loan and deposit pricing initiatives.

The total cost of funds for the first quarter of 2025 was 319 basis points compared to 325 basis points and 330 basis points for the prior linked quarter and prior year period, respectively. The decrease from the prior linked quarter and prior year period reflects the reduction in short-term interest rates. The first quarter of 2025 decline in the cost of funds was significantly muted by the decline in low-cost BaaS deposits that occurred in the fourth quarter of 2024.

Non-Interest Income

Non-interest income was $3.6 million for the first quarter of 2025, a decrease of $763,000 from the prior linked quarter and a decrease of $3.4 million from the prior year period. The decrease from the prior linked quarter was driven primarily by the absence of BaaS revenue as that business was wound down, partially offset by the one-time recognition of non-refundable program fees of $822,000. The decrease from the prior year period was driven primarily by the absence of BaaS revenue.

Non-Interest Expense

Non-interest expense was $42.7 million for the first quarter of 2025, an increase of $4.6 million from the prior linked quarter and an increase of $822,000 from the prior year period. The increase from the prior linked quarter was due primarily to a $2.1 million increase in compensation and benefits, related to seasonally higher employer taxes and benefit costs and an increase of $1.3 million in professional fees. The $822,000 increase from the prior year period was due primarily to a $1.9 million increase in compensation and benefits related to the increase in the number of employees, and a $1.1 million increase in deposit program related fees, partially offset by decreases of $986,000 in professional fees, $802,000 in licensing fees and $791,000 in technology costs.

Income Tax Expense

The effective tax rate for the first quarter of 2025 was 30.0% compared to 31.7% for the prior linked quarter and 33.3% for the prior year period.

Asset Quality

Credit quality remains stable. The ratio of non-performing loans to total loans was 0.54% at March 31, 2025 and 0.54% at December 31, 2024 and 0.91% at March 31, 2024.

The allowance for credit losses was $67.8 million at March 31, 2025, an increase of $4.5 million from December 31, 2024 and an increase of $9.3 million from March 31, 2024. The increase from the prior linked quarter was due primarily to loan growth.

Conference Call

The Company will conduct a conference call at 9:00 a.m. ET on Tuesday, April 22, 2025, to discuss the results. To access the event by telephone, please dial 800-579-2543 (US), 785-424-1789 (INTL), and provide conference ID: MCBQ125 approximately 15 minutes prior to the start time (to allow time for registration).

The call will also be broadcast live over the Internet and accessible at MCB Quarterly Results Conference Call and in the Investor Relations section of the Company’s website at MCB News. To listen to the live webcast, please visit the site at least 15 minutes prior to the start time to register, download and install any necessary audio software.

For those unable to join for the live presentation, a replay of the webcast will also be available later that day accessible at MCB Quarterly Results Conference Call.

About Metropolitan Bank Holding Corp.

Metropolitan Bank Holding Corp. (NYSE: MCB) is the parent company of Metropolitan Commercial Bank (the “Bank”), a New York City based full-service commercial bank. The Bank provides a broad range of business, commercial and personal banking products and services to individuals, small businesses, private and public middle-market and corporate enterprises and institutions, municipalities, and local government entities.

Metropolitan Commercial Bank was named one of Newsweek’s Best Regional Banks in 2024 and 2025. The Bank was ranked by Independent Community Bankers of America among the top ten successful loan producers for 2024 by loan category and asset size for commercial banks with more than $1 billion in assets. Kroll affirmed a BBB+ (investment grade) deposit rating on January 29, 2025. For the fourth time, MCB has earned a place in the Piper Sandler Bank Sm-All Stars Class of 2024.

The Bank is a New York State chartered commercial bank, a member of the Federal Reserve System and the Federal Deposit Insurance Corporation, and an equal housing lender. For more information, please visit the Bank’s website at MCBankNY.com.

Forward-Looking Statement Disclaimer

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include but are not limited to the Company’s future financial condition and capital ratios, results of operations and the Company’s outlook and business. Forward-looking statements are not historical facts. Such statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “plan,” “continue” or similar terminology. These statements relate to future events or our future financial performance and involve risks and uncertainties that are difficult to predict and are generally beyond our control and may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we caution you not to place undue reliance on these forward-looking statements. Factors which may cause our forward-looking statements to be materially inaccurate include, but are not limited to the following: the interest rate policies of the Federal Reserve and other regulatory bodies; an unexpected deterioration in the performance of our loan or securities portfolios; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; unexpected increases in our expenses; different than anticipated growth and our ability to manage our growth; global pandemics, or localized epidemics, could adversely affect the Company’s financial condition and results of operations; potential recessionary conditions, including the related effects on our borrowers and on our financial condition and results of operations; an unanticipated loss of key personnel or existing clients, or an inability to attract key employees; increases in competitive pressures among financial institutions or from non-financial institutions which may result in unanticipated changes in our loan or deposit rates; unanticipated increases in FDIC insurance premiums or future assessments; legislative, tax or regulatory changes or actions, which may adversely affect the Company’s business; impacts related to or resulting from regional and community bank failures and stresses to regional banks; changes in deposit flows, funding sources or loan demand, which may adversely affect the Company’s business; changes in accounting principles, policies or guidelines may cause the Company’s financial condition or results of operation to be reported or perceived differently; general economic conditions, including unemployment rates, either nationally or locally in some or all of the areas in which the Company does business, or conditions in the securities markets or the banking industry being less favorable than currently anticipated; inflation, which may lead to higher operating costs; declines in real estate values in the Company’s market area, which may adversely affect our loan production; an unexpected adverse financial, regulatory, legal or bankruptcy event experienced by our non-bank financial service clients; system failures or cybersecurity breaches of our information technology infrastructure and/or confidential information or those of the Company’s third-party service providers or those of our non-bank financial service clients for which we provide global payments infrastructure; emerging issues related to the development and use of artificial intelligence that could give rise to legal or regulatory action, damage our reputation or otherwise materially harm our business or clients; failure to maintain current technologies or technological changes that may be more difficult or expensive to implement than anticipated, and failure to successfully implement future information technology enhancements; the costs, including the possible incurrence of fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results; the current or anticipated impact of military conflict, terrorism or other geopolitical events; the successful implementation or consummation of new business initiatives, which may be more difficult or expensive than anticipated; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value and acceptance of these products and services by clients; changes in consumer spending, borrowing or savings habits; the risks associated with adverse changes to credit quality; an unexpected failure to successfully manage our credit risk and the sufficiency of our allowance for credit losses; credit and other risks from borrower and depositor concentrations (e.g., by geographic area and by industry); difficulties associated with achieving or predicting expected future financial results; and the potential impact on the Company’s operations and clients resulting from natural or man-made disasters, wars, acts of terrorism, cyberattacks and pandemics, as well as those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q which have been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Forward-looking statements speak only as of the date of this release. We do not undertake (and expressly disclaim) any obligation to update or revise any forward-looking statement, except as may be required by law.

Consolidated Balance Sheet (unaudited)

	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
(in thousands)	2025	2024	2024	2024	2024
Assets
Cash and due from banks	$18,572	$13,078	$16,674	$18,152	$34,037
Overnight deposits	177,891	187,190	301,804	226,510	500,366
Total cash and cash equivalents	196,463	200,268	318,478	244,662	534,403
Investment securities available-for-sale	523,542	482,085	510,966	504,748	497,789
Investment securities held-to-maturity	398,973	428,557	438,445	449,368	460,249
Equity investment securities, at fair value	5,221	5,109	5,213	2,122	2,115
Total securities	927,736	915,751	954,624	956,238	960,153
Other investments	27,062	30,636	26,586	26,584	32,669
Loans, net of deferred fees and unamortized costs	6,342,122	6,034,076	5,897,119	5,838,892	5,719,218
Allowance for credit losses	(67,803)	(63,273)	(62,493)	(60,008)	(58,538)
Net loans	6,274,319	5,970,803	5,834,626	5,778,884	5,660,680
Receivables from global payments business, net	—	—	96,048	90,626	93,852
Other assets	190,718	183,291	172,996	168,597	171,614
Total assets	$7,616,298	$7,300,749	$7,403,358	$7,265,591	$7,453,371

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$1,384,524	$1,334,054	$1,780,305	$1,883,176	$1,927,629
Interest-bearing deposits	5,064,768	4,648,919	4,489,602	4,286,486	4,309,913
Total deposits	6,449,292	5,982,973	6,269,907	6,169,662	6,237,542
Federal funds purchased	125,000	210,000	—	—	—
Federal Home Loan Bank of New York advances	160,000	240,000	150,000	150,000	300,000
Trust preferred securities	20,620	20,620	20,620	20,620	20,620
Secured and other borrowings	17,403	7,441	107,478	107,514	107,549
Prepaid third-party debit cardholder balances	—	—	21,970	22,631	18,685
Other liabilities	106,137	109,888	118,192	102,760	95,434
Total liabilities	6,878,452	6,570,922	6,688,167	6,573,187	6,779,830

Common stock	113	112	112	112	112
Additional paid in capital	398,823	400,188	397,963	395,520	393,341
Retained earnings	399,015	382,661	361,243	348,977	332,178
Accumulated other comprehensive gain (loss), net of tax effect	(47,170)	(53,134)	(44,127)	(52,205)	(52,090)
Treasury stock, at cost	(12,935)	—	—	—	—
Total stockholders’ equity	737,846	729,827	715,191	692,404	673,541
Total liabilities and stockholders’ equity	$7,616,298	$7,300,749	$7,403,358	$7,265,591	$7,453,371

Consolidated Statement of Income (unaudited)

	Three months ended
	Mar. 31,	Dec. 31,	Mar. 31,
(dollars in thousands, except per share data)	2025	2024	2024
Total interest income	$118,770	$119,829	$112,335
Total interest expense	51,818	53,226	52,626
Net interest income	66,952	66,603	59,709
Provision for credit losses	4,506	1,500	528
Net interest income after provision for credit losses	62,446	65,103	59,181

Non-interest income
Service charges on deposit accounts	2,173	2,177	1,863
Global Payments Group revenue	—	2,100	4,069
Other income	1,465	124	1,072
Total non-interest income	3,638	4,401	7,004

Non-interest expense
Compensation and benefits	21,739	19,615	19,827
Bank premises and equipment	2,463	2,520	2,343
Professional fees	4,986	3,687	5,972
Technology costs	2,220	1,989	3,011
Licensing fees	2,474	3,217	3,276
FDIC assessments	2,967	2,980	2,925
Regulatory settlement reserve	—	(537)	—
Other expenses	5,873	4,690	4,546
Total non-interest expense	42,722	38,161	41,900

Net income before income tax expense	23,362	31,343	24,285
Income tax expense	7,008	9,925	8,082
Net income (loss)	$16,354	$21,418	$16,203

Earnings per common share:
Average common shares outstanding:
Basic	11,215,118	11,196,822	11,132,989
Diluted	11,281,375	11,388,163	11,132,989
Basic earnings (loss)	$1.46	$1.91	$1.46
Diluted earnings (loss)	$1.45	$1.88	$1.46

Loan Production, Asset Quality & Regulatory Capital

	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
	2025	2024	2024	2024	2024
LOAN PRODUCTION (in millions)	$409.8	$309.0	$460.6	$290.8	$269.6

ASSET QUALITY (in thousands)
Non-performing loans:
Commercial real estate	$25,087	$25,087	$24,000	$24,000	$44,939
Commercial and industrial	8,989	6,989	6,989	6,989	6,989
One- to four- family	446	452	—	—	—
Consumer	22	72	—	108	145
Total non-performing loans	$34,544	$32,600	$30,989	$31,097	$52,073
Non-performing loans to total loans	0.54%	0.54%	0.53%	0.53%	0.91%
Allowance for credit losses	$67,803	$63,273	$62,493	$60,008	$58,538
Allowance for credit losses to total loans	1.07%	1.05%	1.06%	1.03%	1.02%
Charge-offs	$(118)	$(106)	$(122)	$(16)	$(3)
Recoveries	$180	$120	$2	$—	$2
Net charge-offs/(recoveries) to average loans (annualized)	—%	—%	0.01%	—%	—%

REGULATORY CAPITAL
Tier 1 Leverage:
Metropolitan Bank Holding Corp.	10.7%	10.8%	10.6%	10.3%	10.3%
Metropolitan Commercial Bank	10.1%	10.6%	10.3%	10.1%	10.1%

Common Equity Tier 1 Risk-Based (CET1):
Metropolitan Bank Holding Corp.	11.4%	11.9%	11.9%	11.7%	11.6%
Metropolitan Commercial Bank	11.0%	12.0%	11.9%	11.8%	11.7%

Tier 1 Risk-Based:
Metropolitan Bank Holding Corp.	11.7%	12.3%	12.2%	12.1%	11.9%
Metropolitan Commercial Bank	11.0%	12.0%	11.9%	11.8%	11.7%

Total Risk-Based:
Metropolitan Bank Holding Corp.	12.8%	13.3%	13.2%	13.0%	12.9%
Metropolitan Commercial Bank	12.1%	13.0%	12.9%	12.8%	12.6%

Performance Measures

	Three months ended
	Mar. 31,	Dec. 31,	Mar. 31,
(dollars in thousands, except per share data)	2025	2024	2024
Net income per consolidated statements of income	$16,354	$21,418	$16,203
Less: Earnings allocated to participating securities	—	—	—
Net income (loss) available to common shareholders	$16,354	$21,418	$16,203

Per common share:
Basic earnings (loss)	$1.46	$1.91	$1.46
Diluted earnings (loss)	$1.45	$1.88	$1.46
Common shares outstanding:
Period end	11,066,234	11,197,625	11,191,958
Average fully diluted	11,281,375	11,388,163	11,132,989
Return on:(1)
Average total assets	0.89%	1.16%	0.91%
Average equity	9.0%	11.8%	9.8%
Average tangible common equity(2), (3)	9.1%	12.0%	9.9%
Yield on average earning assets(1)	6.52%	6.58%	6.40%
Total cost of deposits(1)	3.09%	3.15%	3.16%
Net interest spread(1)	2.53%	2.28%	1.77%
Net interest margin(1)	3.68%	3.66%	3.40%
Net charge-offs as % of average loans(1)	—%	—%	—%
Efficiency ratio(4)	60.5%	53.7%	62.8%

(1)Ratios are annualized.

(2)Net income divided by average tangible common equity.

(3)Non-GAAP financial measure. See Reconciliation of Non-GAAP Measures on page 12.

(4)Total non-interest expense divided by total revenues.

Interest Margin Analysis

	Three months ended
	Mar. 31, 2025			Dec. 31, 2024			Mar. 31, 2024
	Average		Yield /	Average		Yield /	Average		Yield /
(dollars in thousands)	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
Assets:
Interest-earning assets:
Loans (2)	$6,202,311	$110,865	7.25%	$6,027,313	$111,486	7.36%	$5,696,841	$102,381	7.23%
Available-for-sale securities	577,184	3,415	2.40	567,548	3,256	2.28	565,292	2,957	2.10
Held-to-maturity securities	417,326	1,943	1.89	434,234	2,012	1.84	465,270	2,172	1.88
Equity investments	5,516	39	2.90	5,477	39	2.81	2,416	15	2.47
Overnight deposits	154,357	1,925	5.06	180,175	2,469	5.45	297,992	4,154	5.61
Other interest-earning assets	30,917	583	7.65	30,255	567	7.46	33,428	656	7.89
Total interest-earning assets	7,387,611	118,770	6.52	7,245,002	119,829	6.58	7,061,239	112,335	6.40
Non-interest-earning assets	128,676			181,786			183,046
Allowance for credit losses	(64,584)			(63,536)			(58,517)
Total assets	$7,451,703			$7,363,252			$7,185,768
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market and savings accounts	$4,747,995	45,844	3.92	$4,459,792	47,581	4.24	$4,099,466	46,611	4.57
Certificates of deposit	126,471	1,334	4.28	116,062	1,254	4.30	34,264	275	3.22
Total interest-bearing deposits	4,874,466	47,178	3.93	4,575,854	48,835	4.25	4,133,730	46,886	4.56
Borrowed funds	392,453	4,640	4.80	350,892	4,391	4.98	437,389	5,740	5.28
Total interest-bearing liabilities	5,266,919	51,818	3.99	4,926,746	53,226	4.30	4,571,119	52,626	4.63
Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,319,688			1,586,005			1,835,368
Other non-interest-bearing liabilities	126,872			128,995			112,272
Total liabilities	6,713,479			6,641,746			6,518,759
Stockholders' equity	738,224			721,506			667,009
Total liabilities and equity	$7,451,703			$7,363,252			$7,185,768
Net interest income		$66,952			$66,603			$59,709
Net interest rate spread (3)			2.53%			2.28%			1.77%
Net interest margin (4)			3.68%			3.66%			3.40%
Total cost of deposits (5)			3.09%			3.15%			3.16%
Total cost of funds (6)			3.19%			3.25%			3.30%

(1)	Ratios are annualized.
(2)	Amount includes deferred loan fees and non-performing loans.
(3)	Determined by subtracting the annualized average cost of total interest-bearing liabilities from the annualized average yield on total interest-earning assets.
(4)	Determined by dividing annualized net interest income by total average interest-earning assets.
(5)	Determined by dividing annualized interest expense on deposits by total average interest-bearing and non-interest bearing deposits.
(6)	Determined by dividing annualized interest expense by the sum of total average interest-bearing liabilities and total average non-interest-bearing deposits.

Reconciliation of Non-GAAP Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles (“GAAP”), this earnings release includes certain non-GAAP financial measures. Management believes these non-GAAP financial measures provide meaningful information to investors in understanding the Company’s operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP/adjusted financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the following tables:

	Quarterly Data
(dollars in thousands,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
except per share data)	2025	2024	2024	2024	2024
Average assets	$7,451,703	$7,363,252	$7,297,503	$7,322,480	$7,185,768
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733
Average tangible assets (non-GAAP)	$7,441,970	$7,353,519	$7,287,770	$7,312,747	$7,176,035

Average common equity	$738,224	$721,506	$706,442	$680,064	$667,009
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733
Average tangible common equity (non-GAAP)	$728,491	$711,773	$696,709	$670,331	$657,276

Total assets	$7,616,298	$7,300,749	$7,403,358	$7,265,591	$7,453,371
Less: intangible assets	9,733	9,733	9,733	9,733	9,733
Tangible assets (non-GAAP)	$7,606,565	$7,291,016	$7,393,625	$7,255,858	$7,443,638

Common equity	$737,846	$729,827	$715,191	$692,404	$673,541
Less: intangible assets	9,733	9,733	9,733	9,733	9,733
Tangible common equity (book value) (non-GAAP)	$728,113	$720,094	$705,458	$682,671	$663,808

Common shares outstanding	11,066,234	11,197,625	11,194,411	11,192,936	11,191,958
Book value per share (GAAP)	$66.68	$65.18	$63.89	$61.86	$60.18
Tangible book value per share (non-GAAP) (1)	$65.80	$64.31	$63.02	$60.99	$59.31

(1)	Tangible book value divided by common shares outstanding at period-end.

Explanatory Note

Some amounts presented within this document may not recalculate due to rounding.